Bay View
Capital Corporation                        News Release
                                           ------------

                                     NYSE:     BVC
                                     Web Site: www.bayviewcapital.com
                                     Contact:  Mark E. Lefanowicz
                                               (650) 294-7730
                                               Edward H. Sondker
                                               (650) 312-7373

FOR IMMEDIATE RELEASE

September 11, 2000


                  BAY VIEW CAPITAL ANNOUNCES FMAC RESTRUCTURING

     San Mateo, California - Bay View Capital Corporation (NYSE: BVC) today announced a significant restructuring of its franchise lending division, Bay View Franchise Mortgage Acceptance Company ("FMAC").

     Since its November 1999 acquisition of FMAC, Bay View's efforts to securitize and/or sell franchise loans have been hampered by prevailing capital market conditions. The resulting impact on earnings prompted Bay View's President and Chief Executive Officer, Edward H. Sondker, to previously disclose the Company's intent to either sell FMAC or restructure the unit during the third quarter of 2000. After reviewing all available options, the Company determined that an immediate and permanent shutdown of all franchise loan production is in the best interest of its shareholders.

     The shutdown will include the termination of all related production and marketing personnel and should be completed by September 30, 2000. A pre-tax restructuring charge has been estimated at between $11-$14 million, consisting primarily of severance, occupancy and related facility costs. Bay View will continue to explore opportunities to maximize the value of its $1.0 billion of franchise loans, $257.8 million of AAA-rated franchise-related asset-backed securities and servicing rights associated with the $2.1 billion portfolio of FMAC securitized franchise loans.

     In a related matter, the Company is evaluating the $192.7 million of goodwill related to FMAC for impairment that could result in a substantial, if not total, write-down of goodwill. Additionally, the Company is in the process of evaluating its franchise-related residual and servicing assets for potential adjustment in light of recent developments. Also related to the restructuring, FMAC founder Wayne L. "Buz" Knyal announced his resignation from the Company's Board of Directors.

     Mr. Sondker commented, "The situation is regrettable, but the positive impact of the restructuring on our results going

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forward, including the elimination of an estimated $5.7 million in pre-tax quarterly general and administrative expenses, combined with the potential elimination of $3.6 million in quarterly non-deductible goodwill amortization, should help return Bay View to comparable pre-FMAC acquisition profitability levels. The effects of this restructuring will not materially affect our regulatory capital levels and we anticipate that both Bay View Bank and Bay View Capital Corporation will continue to meet the regulatory definition of well-capitalized."

     The Company also disclosed today that Bay View Bank has entered into an agreement with the Office of the Comptroller of the Currency that, among other items, would require Bay View Bank to adopt a new budget and new strategic and capital plans to reflect the FMAC restructuring. In addition, Bay View Capital Corporation anticipates entering into a similar agreement with the Federal Reserve Bank that would require prior approval of any dividend payments on its common stock. The Company does not anticipate requesting approval for a third quarter cash dividend on its common stock.

     The Company will host a conference call at 10:00 a.m. P.D.T. on Tuesday, September 12, 2000. The conference call can be accessed by dialing (888) 469-2051 and referencing the password "BVC." An audio replay of this conference call will be available through Tuesday, October 3, 2000 by dialing (888) 566-0697.

     Bay View Capital Corporation is a diversified financial services holding company with over $6 billion in assets. Headquartered in San Mateo, California, it is the parent company of Bay View Bank, N.A. and its subsidiaries, Bay View Acceptance Corporation, Bay View Commercial Finance Group, and Bay View Franchise Mortgage Acceptance Company.

                           Forward-Looking Statements

     This press release contains forward-looking statements which describe the Company's future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the Company's control and which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect forward-looking statements include, among other things:

          o    the demand for the Company's products;

          o    actions taken by the Company's competitors;

          o tax rate changes, new tax laws and revised tax law interpretations;

          o    adverse changes occurring in the securities markets;


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          o    inflation and changes in prevailing interest rates that reduce margins or the fair value of the financial instruments held;

          o economic or business conditions, either nationally or in the Company's market areas, that are worse than expected;

          o legislative or regulatory changes that adversely affect the Company's business;

          o    the inability to sell or securitize assets;

          o the timing, impact and other uncertainties of asset sales or acquisitions and the Company's success or failure in the integration of their operations;

          o the ability to enter new geographic and product markets successfully and capitalize on growth opportunities;

          o technological changes that are more difficult or expensive than expected;

          o increases in delinquencies and defaults by borrowers and other loan delinquencies;

          o    increases in the provision for losses on loans and leases;

          o the inability to sustain or improve the performance of subsidiaries;

          o the inability to achieve the financial goals in the Company's strategic plans, including any financial goals related to both contemplated and consummated asset sales or acquisitions;

          o    the outcome of lawsuits or regulatory disputes;

          o credit and other risks of lending, leasing and investment activities; and

          o the inability to use net operating loss carryforwards currently held by the Company.

     As a result of the above, the Company cannot assure that future results of operations or financial condition or any other matters will be consistent with those presented in any forward-looking statements. Accordingly, the Company cautions you not to rely on these forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update these forward-looking statements, which speak only as of the date made.



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